China Marine Food Group Limited
Standards of Business Conduct

Integrity in All Our Relations
Each day we interact with a variety of individuals and groups—including our customers, partners, competitors, co-workers, shareholders, vendors, government and regulatory agencies, and the communities in which we operate. We are committed to interacting with all of these audiences in a respectful, ethical manner and in compliance with applicable laws and regulatory requirements.

China Marine Food Group Limited’s Standards of Business Conduct

Regulatory Compliance: We are aware of and obey the laws and regulations that govern the global management of our business. We are responsible for understanding these laws and regulations as they apply to our jobs and for preventing, detecting, and reporting instances of non-compliance to a member of China Marine Food Group Limited management, Human Resources or to Corporate Legal Counsel.

Lobbying: We recognize our right and responsibility to lobby on behalf of issues that affect our company and business operations. We conduct our lobbying activities in compliance with applicable laws and regulations governing these activities.

Political Activities and Contributions: China Marine Food Group Limited employees are encouraged to exercise their right to participate in political activities. Any decision to become involved is entirely personal and voluntary. Employees' personal political activities are done on their own time and with their own resources.

Regulatory Investigations, Inspections, and Inquiries: We are direct, honest, and truthful in our discussions with regulatory agency representatives and government officials. During investigations, inspections, and inquiries we work with China Marine Food Group Limited's Corporate Counsel and cooperate by responding to appropriate requests for information.

International Business Activities: China Marine Food Group Limited acknowledges and respects the diverse cultures, customs, and business practices it encounters in the international marketplace. China Marine Food Group Limited will comply with the applicable U.S. laws and regulations that govern its operations, applicable Chinese laws and regulations and local laws wherever it does business.

Sensitive Payments: China Marine Food Group Limited complies with the anti-corruption laws of the countries in which it does business, including the United States Foreign Corrupt Practices Act ("FCPA"). In compliance with the FCPA, China Marine Food Group Limited and its agents/partners/representatives will not make any direct or indirect payments or promises of payment to foreign government officials for the purpose of inducing the individual to misuse his/her position to obtain or retain China Marine Food Group Limited business.

Anti-Boycott Requirements: China Marine Food Group Limited complies with U.S. law that prohibits participation in international boycotts that are not sanctioned by the U.S. government.

Export Control: In order to protect U.S. national security, implement U.S. foreign policy, and preserve scarce resources, the United States government restricts the export of certain technology and products, including certain computer software and technical goods and data. We observe restrictions applicable to our business placed on the export and re-export of a U.S. product or component of a product, good, service, or technical data.

Fair Competition and Antitrust: As a global business, we encounter laws and regulations designed to promote fair competition and encourage ethical and legal behavior among competitors. Antitrust laws and fair competition laws generally prohibit any activity that restrains free trade and limits competition. We conduct our business in compliance with these laws.

Responsible Leadership: We manage our business responsibly in order to maintain the confidence, respect, and trust of our customers, consumers, partners, shareholders, and other audiences. We are committed to acting with integrity, investing in new product development, being responsive and accountable to our customers and partners, and remaining one of the leaders in our field. We understand the responsibility that comes with being a worldwide technology and business leader and accept our unique role in both our industry and the global business community.

Product and Service Quality: China Marine Food Group Limited 's products and solutions are developed and managed to meet the expectations of our customers, consumers, and partners for high quality and exceptional service. We continually seek new ways to improve our products, service, and responsiveness.

Communication: We apply standards of full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed or submitted to the Securities and Exchange Commission, and in other public communications as well. We establish and maintain clear, honest, and open communications; listen carefully; and build our relationships on trust, respect, and mutual understanding. We are accountable and responsive to the needs of our customers, consumers, and partners and take our commitments to them seriously. Our advertising, sales, and promotional literature seeks to be truthful, accurate, and free from false claims.

Obtaining Competitive Information: China Marine Food Group Limited has an obligation, and is entitled, to keep up with developments in our industry, including obtaining information about our competitors. We obtain information about our competitors through honest, ethical, and legal methods.

Financial Integrity: We honestly and accurately record and report business information. We comply with all applicable local, state, and federal laws as well as Chinese laws and regulations regarding data recognition and accuracy. We require that financial transactions be executed in accordance with management's authorization, and recorded in a proper manner in order to maintain accountability for China Marine Food Group Limited's assets. Our financial information reflects only actual transactions and is in compliance with China Marine Food Group Limited and other applicable accounting practices. The CEO, CFO and other employees of the finance department are also required to comply with the China Marine Food Group Limited Finance Code of Professional Conduct.

Use and Protection of Assets: We wisely use and protect the assets of the company, including property (both physical and intellectual), supplies, consumables, and equipment. We use these assets exclusively for China Marine Food Group Limited's business purposes.

Fiscal Responsibility: China Marine Food Group Limited employees exercise good stewardship over and spend China Marine Food Group Limited's funds in a responsible manner.

Use of Information Technology: At all times, we should use good judgment and common sense; conduct ourselves ethically, lawfully, and professionally; and follow applicable authorization protocols while accessing and using company-provided information technology and its contents. In using these company assets and systems, we do not create, access, store, print, solicit, or send any material that is intimidating, harassing, threatening, abusive, sexually explicit, or otherwise offensive or inappropriate, nor do we send any false, derogatory, or malicious communications.

Intellectual Property: We comply with the laws and regulations that govern the rights to and protection of our own and others' copyrights, trademarks, patents, trade secrets, and other forms of intellectual property.

Creation, Retention, and Disposal of Records and Information Assets: We create, retain, and dispose of our business records and information assets, both written and electronic, as part of our normal course of business in compliance with applicable regulatory and legal requirements.

Confidential and Proprietary Information: We respect our ethical and legal responsibilities to protect China Marine Food Group Limited's confidential and proprietary non-public information and communicate it only as necessary to conduct China Marine Food Group Limited's business. We do not use this information for our personal advantage or for non-China Marine Food Group Limited’s business use, and maintain this confidentiality even after China Marine Food Group Limited no longer employs us.

Insider Information and Securities Trading: In the course of doing business for China Marine Food Group Limited or in discussions with one of its customers, vendors, or partners, we may become aware of material non-public information about that organization. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to trade in the public securities of the company. Individuals who have access to this type of information are called "insiders." We discuss this information on a limited, "need to know" basis internally, and do not share it with anyone outside China Marine Food Group Limited. We do not buy or sell the public securities of a company, including our own, on the basis of such information, and we do not share ("tip") this information with others. Because of the extremely sensitive nature of and severe penalties associated with "insider trading" and "tipping," contact China Marine Food Group Limited's Corporate Counsel before you buy or sell public securities in situations that could be of this nature.

Conflicts of Interest: China Marine Food Group Limited employees are expected to act in China Marine Food Group Limited's best interests and to exercise sound judgment unclouded by personal interests or divided loyalties. Both in the performance of our duties for China Marine Food Group Limited and our outside activities, we seek to avoid the appearance of, as well as an actual, conflict of interest. If in doubt about a potential conflict, speak with your immediate supervisor, manager, another member of management, the Human Resources Department, or the Corporate Counsel.

Gifts and Entertainment: China Marine Food Group Limited’s practice encourages the use of good judgment, discretion, and moderation when giving or accepting gifts or entertainment in business settings. Gift giving and entertainment practices may vary in different cultures; however, any gifts and entertainment given or received must be in compliance with law, must not violate the giver's and/or receiver's policies on the matter, and be consistent with local custom and practice. We do not solicit gifts, entertainment, or favors of any value from persons or firms with which China Marine Food Group Limited actually or potentially does business. Nor do we act in a manner that would place any vendor or customer in a position where he/she may feel obligated to make a gift, provide entertainment, or provide personal favors in order to do business or continue to do business with China Marine Food Group Limited.

Purchasing Decisions and Practices: In our purchasing decisions, negotiations, contract development, and contract administration we comply with the applicable laws and regulations that govern those relationships.

Openness, Honesty, and Respect: In our relationships with each other, we strive to be open, honest, and respectful in sharing our ideas and thoughts, and in receiving input.

Diversity: China Marine Food Group Limited promotes and supports a diverse workforce at all levels of the company. It is our belief that creating a working environment that enables us to attract, retain, and fully engage diverse talents leads to enhanced innovation and creativity in our products and services.

Equal Employment Opportunity: China Marine Food Group Limited promotes a cooperative and productive working environment by supporting the cultural and ethnic diversity of its workforce and is committed to providing equal employment opportunity to all qualified employees and applicants. We do not unlawfully discriminate on the basis of race, color, sex, sexual orientation, religion, national origin, marital status, age, disability, or veteran status in any personnel practice, including recruitment, hiring, training, promotion, and discipline. We take allegations of harassment and unlawful discrimination seriously and address such concerns that are raised regarding this policy.

Safety and Health: A safe and clean working environment is important to the well-being of all China Marine Food Group Limited employees. China Marine Food Group Limited complies with applicable safety and health regulations and appropriate practices.

Citizenship and Community Service: We have a strong and demonstrated commitment to the improvement of society as well as the communities we serve and in which we operate. We encourage the support of charitable, civic, educational, and cultural causes. Our contributions could include cash, volunteer time, software, and technical assistance.

Respect for the Environment: China Marine Food Group Limited respects the environment and protects our natural resources. We comply with applicable laws and regulations regarding the use and preservation of our land, air, and water.

Our Responsibilities
All China Marine Food Group Limited employees are accountable and responsible for understanding and complying with the Standards of Business Conduct, applicable laws, and regulations that are related to their jobs. In fulfilling these responsibilities each employee must:

•	Read, understand, and comply with the Standards of Business Conduct adopted by China Marine Food Group Limited that are related to his/her job.
•	Participate in training and educational programs/events required for his/her job.
•	Obtain guidance for resolving a business practice or compliance concern if he/she is uncertain about how to proceed in a situation.
•	Report possible violations of the Standards of Business Conduct, policies, applicable laws, and regulatory requirements.
•	Cooperate fully in any investigation.
•	Make a commitment to conduct China Marine Food Group Limited's business with integrity and in compliance with applicable laws and regulatory requirements.